As filed with the Securities and Exchange Commission on March 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CTRIP.COM INTERNATIONAL, LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

968 Jin Zhong Road

Shanghai 200335

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

Ctrip.com International, Ltd. Amended and Restated Global Share Incentive Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Cindy Xiaofan Wang, Chief Financial Officer Ctrip.com International, Ltd. 968 Jin Zhong Road Shanghai 200335 People’s Republic of China +86 (21) 3406-4880	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Jing An Kerry Center, Tower II 1539 Nanjing West Road, Shanghai 200040 People’s Republic of China +86 (21) 6193-8200

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to Be Registered(1)(2)		Proposed Maximum Offering Price per Share			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary shares, par value US$0.01 per share	1,870,029.75	(3)(6)	US$	163.50	(3)	US$	305,749,864.13	US$	37,056.88
Ordinary shares, par value US$0.01 per share	4,688.00	(4)(6)	US$	318.12	(4)	US$	1,491,346.56	US$	180.75
Ordinary shares, par value US$0.01 per share	4,339,083.25	(5)(6)	US$	318.12	(5)	US$	1,380,349,163.49	US$	167,298.32
Total	6,213,801			—		US$	1,687,590,374.18	US$	204,535.95

(1)                      These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents 0.125 ordinary share, par value US$0.01 per share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-136221).

(2)                      Represents ordinary shares issuable upon exercise of options and pursuant to other awards granted under the Ctrip.com International, Ltd. Amended and Restated Global Share Incentive Plan (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(3)                      The amount to be registered represents ordinary shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the weighted average exercise price of such outstanding options.

(4)                      The amount to be registered represents outstanding restricted shares granted under the Plan and the corresponding proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on March 8, 2019, adjusted for ADS to ordinary shares ratio.

(5)                      The shares to be registered are reserved for future award grants under the Plan, and the corresponding proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on March 8, 2019, adjusted for ADS to ordinary shares ratio.

(6)                      These shares represent ordinary shares that have been added to the award pool under the Plan, effective January 1, 2018 and January 1, 2019 pursuant to the Plan’s evergreen provisions and effective July 24, 2018 pursuant to the amendment to the original Ctrip.com International, Ltd. Global Share Incentive Plan, which were not previously registered under the registration statement on Form S-8 (File No. 333-218899), as filed with the Commission on June 22, 2017 (the “Prior Registration Statement”).

EXPLANATORY NOTE

This Registration Statement is filed by Ctrip.com International Ltd. (the “Registrant”) to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8. In July 2018, the compensation committee and the board of directors of the Registrant approved to increase the size of the award pool under the Plan and to amend and restate the original Ctrip.com International, Ltd. Global Share Incentive Plan as the Plan. In addition, pursuant to certain provisions of the Plan (referred to as the “evergreen provisions”), the number of ordinary shares that are available for award grant purposes under the Plan is automatically increased each year in accordance with a formula set forth in the Plan. Based on the above, the additional securities registered hereby consist of 6,213,801 ordinary shares.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by Ctrip.com International, Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                 The Registrant’s annual report on Form 20-F (File No. 001-33853) for the year ended December 31, 2017, filed with the Commission on April 23, 2018.

(b)                                 The Registrant’s amendment to annual report on Form 20-F (File No. 001-33853) for the year ended December 31, 2017, filed with the Commission on June 29, 2018.

(c)                                  The description of the securities incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 000-50483) filed with the Commission on November 25, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.         Exhibits

Exhibit No.	Description
4.1

Second Amended and Restated Memorandum and Articles of Association of Ctrip.com International, Ltd. adopted by the shareholders of Ctrip.com International, Ltd. on December 21, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant’s report of foreign private issuer on Form 6-K (File No. 001-33853) furnished to the Commission on December 23, 2015)

4.2

Specimen Stock Certificate of Ctrip.com International, Ltd. (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-110455) filed with the Commission on November 25, 2003)

4.3

Deposit Agreement dated as of December 8, 2003, as amended and restated as of August 11, 2006, and as further amended and restated as of December 3, 2007, among Ctrip.com International, Ltd., The Bank of New York as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 2.4 to the Registrant’s annual report on Form 20-F (File No. 001-33853) filed with the Commission on April 29, 2008)

4.4

Specimen American Depositary Receipt of Ctrip.com International, Ltd. (incorporated by reference to the prospectus dated January 25, 2010 as part of the registration statement on Form F-6 (File No. 333-145167) filed with the Commission on August 6, 2007)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
10.1*	Ctrip.com International, Ltd. Amended and Restated Global Share Incentive Plan
23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP
24.1*	Power of Attorney (included on signature page hereto)

*      Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on March 15, 2019.

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Jane Jie Sun
	Name:	Jane Jie Sun
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Jane Jie Sun and Cindy Xiaofan Wang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 15, 2019.

Signature	Title

/s/ Jane Jie Sun	Chief Executive Officer and Director
Jane Jie Sun	(principal executive officer)

/s/ Cindy Xiaofan Wang	Chief Financial Officer and Executive Vice President
Cindy Xiaofan Wang	(principal financial and accounting officer)

/s/ James Jianzhang Liang	Executive Chairman
James Jianzhang Liang

/s/ Min Fan	Vice Chairman and President
Min Fan

/s/ Neil Nanpeng Shen	Director
Neil Nanpeng Shen

/s/ Qi Ji	Director
Qi Ji

/s/ Gabriel Li	Vice Chairman and Director
Gabriel Li

/s/ JP Gan	Director
JP Gan

/s/ Robin Yanhong Li	Director
Robin Yanhong Li

/s/ Herman Yu	Director
Herman Yu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ctrip.com International, Ltd., has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on March 15, 2019.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates